Exhibit 10.4

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Distribution Agreement

THIS DISTRIBUTION AGREEMENT is entered into by and between Auxilium Pharmaceuticals, Inc. (“Auxilium”), a company incorporated under the laws of Delaware with offices at 160 W. Germantown Pike, Norristown, PA 19401, USA, and Bayer Inc. (“Distributor”), a company incorporated under the laws of Canada with offices at 77 Belfield Road, Toronto, ON, Canada, M9W 1G6.

Whereas, Auxilium is engaged in the business of developing and marketing of pharmaceutical products; and

Whereas, Auxilium enjoys the full right and interest in and to the Product (as hereinafter defined) and has the sole and exclusive right to market and sell the Product in certain territories, including the Territory (as hereinafter defined); and

Whereas, Auxilium is seeking a distributor of the Product in the Territory; and

Whereas, Distributor has the marketing and sales force in the Territory to enable it to effectively market the Product in the Territory.

THE PARTIES DO HEREBY AGREE AS FOLLOWS:

1.	Definitions

1.1	“Affiliate” of a party means any business entity controlling, controlled by or under common control with that party. “Control” means direct or indirect beneficial ownership of at least fifty percent (50%) of the voting or income interest in such entity.

1.2	“Binding Order” has the meaning set forth in Section 7.1.

1.3	“Confidential Information” has the meaning set forth in Section 12.

1.4	“Cost of Goods” means the cost of the Product to Auxilium, as described in Section 8.2 and Schedule 4.

1.5	“Dollars” or “$” means United States currency unless otherwise specifically provided for herein.

1.6	“Effective Date” has the meaning set out in Section 2.2.

1.7	“Indemnified Party” has the meaning set forth in Section 14.3

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1.8	“Indemnifying Party” has the meaning set forth in Section 14.3

1.9	“Launch” means full scale introduction of the Product for sale in the Territory consistent with Distributor’s Marketing Plan, including distribution to the trade in sufficient quantities to meet demand for the Product, commencement of detailing activities and commencement of commercial promotion to physicians, pharmacies and patients.

1.10	“Marketing Authorizations” means all of the regulatory authorizations required to sell the Product in the Territory.

1.11	“Net Sales” shall mean, the gross amount invoiced for the Product in such period by Distributor to Third Parties, less deductions for the following: (a) returned goods; (b) trade and quantity discounts; (c) rebates; (d) payments in respect of any governmental subsidized program; (e) reimbursement or similar payments given to wholesalers or other distributors, buying groups, healthcare insurance carriers or other institutions; (f) sales or other taxes actually paid by Distributor, not including taxes assessed on the income resulting from such sales; and (g) freight allowances, insurance and customs duties to the extent any of the foregoing are identified on the invoice for the Product. If a Product is sold for consideration other than cash, the fair market value of such other consideration shall be included in Net Sales.

1.12	“Parties” means the parties hereto collectively; and “Party” means any one of them.

1.13	“Patents” means the patents and patent applications identified in Schedule 1

1.14	“Person” means an individual, corporation, company, co-operative, partnership, organization or any similar entity.

1.15	“Product” means Testim® 1% testosterone gel.

1.16	“Quarterly Forecast” has the meaning set forth in Section 7.1.

1.17	“Regulatory Authority” means any government agency having the responsibility for having product registrations and other government permits with respect to the marketing of the Product in the Territory.

1.18	“Sales Year” means the period from the date on which the Marketing Authorization is received until December 31st of that year for the first Sales Year and each successive twelve (12) calendar months beginning on January 1st of each consecutive year thereafter during the Term.

1.19	“Sample” means one box of seven single dose tubes of Product not for commercial sale.

1.20	“Schedule(s)” refers to the Schedules attached to this Agreement and incorporated herein by this reference.

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1.21	“Signing Date” means the date when both Parties have signed this Agreement.

1.22	“Specifications” means the specifications for the Product as set forth in Schedule 2 attached hereto.

1.23	“Term” has the meaning set forth in Section 11.1.

1.24	“Territory” means Canada.

1.25	“Trademarks” means Testim™, Testim®, Testim or Testim 1%.

1.26	“Transfer Price” means the price at which Auxilium shall transfer a Unit of Product to Distributor.

1.27	“Unit” means one box of thirty (30) single dose tubes of the Product.

2.	Appointment of Distributor

2.1	Appointment. Auxilium hereby appoints Distributor as its exclusive distributor of the Product in the Territory, with the right to sell, market and distribute the Product in the Territory under the “Testim” trade name. Auxilium agrees that it shall use commercially reasonable efforts to supply the Product to the Distributor during the Term as provided for in this Agreement.

2.2	Agreement Conditional. The Parties agree that this Agreement shall be conditional on Distributor attending at DPT’s manufacturing facilities where the Product is manufactured, to satisfy itself that the manufacturer and the manufacturing facilities are adequate. This inspection shall occur on a date to be agreed to by the Parties, but not later then January 30, 2004. Within five (5) Business Days of such inspection, Bayer shall be required to inform Auxilium in writing of its findings. In the event that Bayer gives Auxilium notice that the manufacturing site is suitable, the date that such notice is received by Auxilium shall be the Effective Date. In the event that Bayer, acting reasonably, finds the manufacturing site to be unacceptable, the Parties shall meet to determine how to proceed. In the event that;

(i)	both Parties agree in writing that Bayer’s issues with the manufacture of the Product cannot be resolved, or

(ii)	the issues with the manufacture of Product have not been resolved by February 27, 2004,

This Agreement shall not become effective and will automatically terminate, without liability to either Party as a result of such termination.

3.	Rights And Obligations Of Distributor

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3.1	Distribution. Distributor shall, through the use of sales people, technical service, promotional, warehousing, and distribution activities, employ commercially reasonable efforts to promote, market, sell and distribute the Product in the Territory. Distributor shall purchase from Auxilium and maintain an inventory of such quantities of the Product as is necessary to assure continuous availability of the Product for all customers in the Territory.

3.2	No Export. Distributor shall not seek customers, establish any branch, or maintain any distribution depot outside the Territory with respect to the Product. The Distributor shall not have the right to knowingly sell the Product outside the Territory and Distributor agrees that it will take the steps to prevent sales of the Product outside of the Territory that it takes with its own pharmaceutical products. Both parties recognize that the objective of this Agreement is not to threaten the viability of Auxilium’s core business in the United States through reimportation of the Product from the Territory into the United States. In the event Auxilium becomes aware of sales of the Product outside the Territory that have or are reasonably likely to have an adverse economic impact on Auxilium, the parties agree to engage in good faith discussions to determine what steps may be taken to prevent or minimize the effect of such sales, including without limitation, imposition of a cap on the amount of Product delivered to Distributor by Auxilium at the level corresponding to $[**] Canadian dollars (“CDN”) as annualized Net Sales.

3.3	Exclusivity. Except as otherwise provided herein, this distributorship shall be exclusive to Distributor within the Territory. The phrase “exclusive to Distributor within the Territory” shall mean that so long as Distributor fully performs its obligations under this Agreement, Auxilium shall not distribute the product in the Territory and shall not appoint any other distributor to distribute the Product within the Territory or allow any other party to sell the Product in the Territory. In the event that either Party becomes aware that a non-authorized third-party is selling or distributing the Product in the Territory, the Parties agree to work together to attempt to discourage any such sale or distribution.

3.4	Non-Compete. During the term of this Agreement, the Parties and their respective Affiliates shall not market, sell or distribute products, or any product line, competitive with the Product in the Territory. For the purposes of this paragraph, products that are “competitive with the Product” shall include all products whose sole purpose is delivery of testosterone to the human body.

3.5	Distributor’s Price. The Distributor shall be free to set the selling price of the Product in the Territory.

4.	Regulatory And Other Governmental Compliance

4.1	Compliance. The Parties shall comply with all legal and governmental requirements in the Territory regarding Product sold by Distributor under this Agreement.

4.2	Marketing Authorizations.

4.3	Responsibility. Auxilium shall, at its own expense, prepare documentation in support of,

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obtain and maintain from the appropriate Regulatory Authority the Marketing Authorization for the Product in the Territory. Such documentation shall be prepared and submitted by Auxilium to the Regulatory Authority within forty-five (45) days of the Effective Date of this Agreement. In the event it becomes necessary to change or update regulatory documentation after a Marketing Authorization has been obtained, Distributor shall cooperate with Auxilium so that Auxilium can file such new applications or amendments, all at Auxilium’s expense. Auxilium shall be required to maintain, at its expense, the Marketing Authorizations during the Term. Distributor shall, at its own expense prepare documentation in support of, obtain and maintain any and all formulary, reimbursement applications and authorizations necessary in the Territory. Auxilium will provide reasonable assistance to Distributor, including providing the Distributor with access to necessary data or documents, at Distributor’s expense.

4.4	Ownership. The Marketing Approvals shall be held in the name of Auxilium or one of its Affiliates. Distributor acknowledges that Auxilium or one of its Affiliates is the owner of such Marketing Authorizations and Distributor shall provide Auxilium with copies of any documents relating to the Product and the Marketing Authorizations that it may receive, including, without limitation, all material correspondence between Distributor and any Regulatory Authority, as soon as is reasonably possible following Distributor’s receipt of such documents. Distributor agrees to promptly inform Auxilium of any material verbal communication with any Regulatory Authority concerning the Product during the Term.

4.5	Labeling. Auxilium will prepare labeling and package insert information, at its own expense, as required by laws and regulations in the Territory and by the terms of this Agreement. Distributor shall not obscure, remove, change, amend or otherwise interfere with any instructions approved or required by any Regulatory Authority as to the use or warnings for the Product, including statements concerning the Product on the packaging, labeling leaflet or insert accompanying the Product sold hereunder, provided only that the packaging of such Product conforms to the requirements of this Agreement.

4.6	Cooperation. Distributor shall cooperate with Auxilium in supplying Auxilium with any data or documents that may be requested by Auxilium with respect to any government regulation, registrations, or approvals, including but not limited to, fully supporting Auxilium in the process of obtaining and maintaining any patent extensions or Marketing Authorizations for the Product, all at Auxilium’s expense.

5.	Marketing

5.1	General. Upon receipt of Marketing Authorization for the Product in the Territory, Distributor will use commercially reasonable efforts to diligently and promptly market, launch and sell the Product in the Territory. Distributor shall not sell, offer for sale or advertise for sale the Product in the Territory until the Marketing Authorization is obtained. Distributor shall cease selling, offering for sale and advertising for sale any Product in the Territory immediately upon the revocation or cancellation of Marketing Authorization for the Product.

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5.2	Promotional and Training Material. As reasonably requested by Distributor, Auxilium shall provide Distributor, at no cost to Distributor, with samples of its United States promotional and sales training materials for the Product. Distributor shall be responsible, at its cost, to adapt or prepare such materials for use in the Territory. Auxilium hereby delegates to Distributor any responsibility for compliance with all legal and regulatory requirements in the Territory with respect to promotional and/or training materials related to the Product, subject to Auxilium’s right to review such materials in advance. Distributor shall provide Auxilium with copies of its final promotional and sales training materials related to the Product.

5.3	Customers. Distributor shall market the Product and handle promptly all inquiries, quotations, correspondence and orders. Distributor agrees to share customer information with Auxilium where permissible.

5.4	Updates and Other Information. Once distribution of Product begins, Distributor shall provide to Auxilium a quarterly report that describes the competitive marketplace in the Territory, including marketing and sales updates on Product in the Territory (including reports of quarterly sales), average selling price and market potential for the Product, sales trends, forecasts, and competition, and any changes in marketing techniques, regulatory climate, and such other similar subjects as Auxilium may reasonably require. Beginning with September 30, 2004, and by September 30 of each calendar year thereafter (beginning with September 30, 2004), Distributor will supply Auxilium with a detailed marketing plan for the coming year that includes sales forecasts, sample forecasts. The Parties agree to work together where possible to develop the marketing plans for the Territory. Distributor will cooperate with Auxilium personnel and designees and give them reasonable access to marketing records and data during their visits to the Territory. Nothing in this section 5.4 shall limit Distributor’s sole ability to set the selling price of the Product in the Territory.

5.5	Packaging. Auxilium agrees that it shall package and label the Products in accordance with the Specifications and the terms of this Agreement. Bayer shall be required to prepare its packaging design and copy for the Products and submit it to Auxilium. Auxilium shall, within two (2) weeks of receiving packaging design and copy from Bayer, prepare and submit packaging vendor proofs from the packaging design and copy supplied by Bayer for Bayer’s approval. Bayer shall be required to accept or reject the packaging vendor proofs submitted by Auxilium within two (2) weeks of its receipt by Bayer. In the event that Bayer rejects a packaging vendor proof submitted by Auxilium, Bayer shall be required to re-submit the packaging vendor proof to Auxilium, together with instructions on how the packaging vendor proof is to be revised. The packaging vendor proof shall be revised by Auxilium within (2) weeks and re-submitted to Bayer.

5.6	Packaging Errors. Auxilium shall not be liable for any error in label or packaging design or text, unless such error is the result of Auxilium’s error made after Bayer has approved the packaging vendor proof. Bayer shall be responsible for all costs resulting

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from any change in label or packaging design or text required by Bayer other than costs incurred to correct any error attributable to Auxilium.

6. Adverse Events, Recalls and other Regulatory Matters

6.1	Contact Persons. Each party shall inform the other party of a contact person for Regulatory Affairs and a contact person for Pharmacovigilance, along with such person’s phone number and other pertinent information. Each party shall promptly inform the other party if the contact person changes.

6.2	Adverse Events/Pharmacovigilance. Distributor shall inform Auxilium in writing of all adverse events associated with the use of the Product in the Territory and comply with all other reporting requirements with respect to pharmacovigilence for the Product as set forth in Schedule 3. As of the date Distributor receives its first shipment of Product, and continuously thereafter for the term of this Agreement, Distributor shall have on staff or under contract a sufficient number of individuals qualified to handle pharmacovigilence activities, including adverse events, product complaints and medical information requests, for the Product in the Territory.

6.3	Product Complaints. Product complaints shall be handled in accordance with procedures set forth in Schedule 3.

6.4	Medical Information. Distributor shall respond to requests for medical information in accordance with procedures set forth in Schedule 3.

6.5	Product Recall.

6.5.1 Regulatory Recall. If any governmental or regulatory authority having jurisdiction in the Territory requires either party to this Agreement to recall any of the Product, such party shall immediately give written notice to the other of such action and all particulars thereof and review with the other the proposed manner in which the recall is to be carried out. Both parties agree to advise and cooperate with the other to assist with the recall process. Auxilium must approve in writing, within a time period reasonable in the specific circumstance, any notice of, or letters relating to, any recall.

6.5.2 Voluntary Recall. Auxilium shall have the right, acting reasonably, to initiate a Voluntary Recall. In case of a voluntary recall initiated by Auxilium, Auxilium shall immediately give written notice to the Distributor of such action and all particulars thereof and review with the Distributor the proposed manner in which the recall is to be carried out. In the event that Distributor believes that a voluntary recall should be initiated, Auxilium shall be consulted prior to the decision of (i) whether a voluntary recall or other removal of Product shall be made; and (ii) the manner of communicating and executing any voluntary Product recall or withdrawal. In the event Distributor reasonably believes a voluntary Product recall or withdrawal in the Territory should be made for reasons of patient safety, Distributor shall promptly notify Auxilium of its belief

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in writing and provide Auxilium with all supporting information or documentation. Auxilium’s approval must be obtained in writing, within a time period reasonable in the specific circumstance, for any recall and any notice of, or letters relating to, any recall. In the event that distributor and Auxilium cannot agree that a voluntary recall should be made for safety reasons, Distributor shall have the right to terminate the Agreement, remove the Product bearing its trademarks from the market within a reasonable time and to notify its customers that the Product will no longer be distributed by Distributor.

6.5.3 Responsibilities. Distributor shall have an established system to ascertain all recipients (including names and addresses) of Product by lot number and quantity, to the extent that such is reasonable and customary in the industry in the Territory. All costs and expenses of recall or removal, including, without limitation, expenses and other costs or obligations to third parties will be covered by Auxilium except that Distributor shall be responsible for all costs and expenses of any recall or removal if such recall or removal is caused by (i) Distributor’s negligence, willful malfeasance or breach of this Agreement; (ii) Distributor’s storage, handling or distribution of the Product; or (iii) any claim of failure by Distributor to comply with legal and/or governmental regulatory requirements relating to the Product.

7.	Forecasts and Ordering

7.1	Orders. Distributor shall provide Auxilium with quarterly forecasts of estimated needs for Product and Samples for twelve (12) month periods, updated on a rolling quarterly basis. (“Quarterly Forecast”). Distributor’s first Quarterly Forecast shall be submitted no later than the date on which the Marketing Authorization is granted and subsequent Quarterly Forecasts shall be submitted at least ninety (90) days prior to the commencement of the forecasted period. It is understood and agreed that with respect to each Quarterly Forecast issued by Distributor to Auxilium pursuant to the terms hereof, the forecast for the first quarter thereof shall constitute a binding order for Product and Samples, subject to Section 7.3 (“Binding Order”). Auxilium shall deliver a Binding Order to Distributor no later than ninety (90) days after receipt of such Binding Order by Auxilium. However, Auxilium shall deliver the first Binding Order no later than sixty (60) days after the Marketing Authorization has been granted. Each Binding Order shall consist of a minimum order of [**] batch of Product (approximately [**] Units)

7.2	Rejection of Binding Orders. Notwithstanding section 7.1, in the event that Distributor places a Binding Order in a Quarterly Forecast that is equal to or greater than 20% larger than the Binding Order in the preceding Quarterly Forecast, Auxilium will have five (5) Business Days after receipt of each Quarterly Forecast to reject in writing such a Binding Order. If the Binding Order is not rejected in writing within the five (5) Business Days, then the order becomes binding on both Parties. In the event that a Binding Order is rejected by Auxilium within the five (5) Business Days, the parties will immediately begin good faith negotiations to determine an acceptable quantity for the Binding Order.

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Once a Binding Order is agreed to, the Quarterly Forecast will be adjusted to reflect the quantity of Product in the new Binding Order. In the event that an agreement cannot be reached as to how much Product Auxilium will supply to the Distributor within ten (10) Business Days, the Binding Order shall be reduced to the quantity delivered pursuant to the Binding Order in the preceding Quarterly Forecast and delivery will be made to Distributor within ninety (90) days of the receipt of the disputed Quarterly Forecast.

7.3	Samples. Distributor shall be entitled to purchase Samples from Auxilium at Auxilium’s fully absorbed cost (“Sample Cost”). Auxilium’s Sample Cost shall include the cost of shipping the samples from Auxilium to the Distributor’s Warehouse. Forecasting and ordering for Samples shall be done in accordance with Sections 7.1-7.2 above. Distributor shall include a plan for forecasting, ordering and distribution of Samples in its marketing plans in accordance with Section 5.4, above.

7.4	Delivery Terms. Auxilium shall deliver the ordered Product and Samples DDU Distributor’s Warehouse located at 77 Belfield Road, Toronto, Canada (“Distributor’s Warehouse”). Distributor shall be responsible for any customs, tariffs, import taxes, fees or other charges (including costs of quarantine) in connection with importing the Product into the Territory. Title and risk of loss shall pass upon arrival at Distributor’s Warehouse. All Product received by Distributor shall be received at least 18 months prior to the expiry date marked on the Product. Any Product received by Distributor with less than 18 months to expiry shall be returned to Auxilium at its expense and Auxilium will credit Distributor for a full refund of the Transfer Price paid for such Product and for any costs associated with the return of such Product.

7.5.	Minimum Purchases. Distributor agrees to purchase in any Sales Year from Auxilium a minimum quantity of Product, not including Product purchased as Samples (the “Minimum Purchase”). The Minimum Purchase for the first Sales Year shall be at least [**]% of Distributor’s forecasted needs as set forth in the first Quarterly Forecast submitted in accordance with Section 7.1, above. In the event the first Sales Year will be shorter than eight (8) months, the [**]% minimum purchase obligation described above will be applied for the first two Sales Years according to the same principles. Thereafter, the Minimum Purchase for each year of the term shall be determined by the Parties negotiating in good faith within sixty (60) days after the first full year of sales data becomes available, and within sixty (60) days of the end of each calendar year thereafter. In the event that the Parties cannot agreed to a Minimum Purchase for a year as provided for herein, the Minimum Purchase for the year in question shall be the Minimum Purchase set for the previous year.

7.6	Inability to Supply Minimum Purchase Quantity. Auxilium shall be required to supply at least the Minimum Purchase quantities to the Distributor during the Term. In the event that Auxilium is unable to supply Product up to the Minimum Purchase quantity, the Distributor shall have the option to terminate the Agreement pursuant to Section 11.2.

7.7	Inability to Supply. In the event that Auxilium is unable, for any reason, to supply the

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full amount of Product in an accepted Binding Order, Auxilium shall notify the Distributor of such shortage as soon as possible and the Parties shall negotiate in good faith to determine when and to what extent Product can be supplied to Distributor. In the event that Auxilium persistently fails to deliver Binding Orders the Distributor shall have the option to terminate the Agreement pursuant to Section 11.2.

7.8	QC Testing. Schedule 2 sets forth the Specifications, which may be amended from time to time by Auxilium in writing, subject to Auxilium obtaining all necessary regulatory approvals. QC testing of the Product will be performed in accordance with procedures set forth in Schedule 3.

7.9	Product Returns. Distributor shall be responsible for all costs associated with the return of any Product to Distributor, with the exceptions that Auxilium shall be responsible for the cost of all Product returned to Distributor due to non-conformance of the Product with the Specifications at any time prior to the expiry date marked on the Product, where such failure to conform to Specifications is not the result of improper handling or storage of the Product after delivery to Distributor’s Warehouse. In the event Product described in this Section. 7.9 is returned to Auxilium by Distributor, Auxilium shall issue a full refund or an equivalent credit for the Transfer Price paid for all such Product, and any expenses incurred in its return, within sixty (60) days of receipt of such Product.

8. Payments

In consideration of the rights granted hereunder, Distributor shall make the following payments to Auxilium:

8.1	Milestone Payments. Distributor shall make the following non-refundable fixed payments (“Milestone Payments”) to Auxilium by wire transfer:

(a)	$[**](US) payable within sixty (60) days of the Signing Date of this agreement by both parties; and

(b)	$[**](US) payable within thirty (30) days of Auxilium’s filing with the Regulatory Authority a submission for Marketing Authorization; and

(c)	$[**](US) payable within thirty (30) days of the first commercial sale of the Product in the Territory; and,

(d)	$[**](CDN) payable within thirty (30) days of the date on which Distributor’s cumulative Net Sales for the Product reach $3 million CDN; and,

(e)	$[**](CDN) payable within thirty (30) days of the date on which Distributor’s cumulative Net Sales for the Product reach $5 million CDN; and,

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(f)	$[**](CDN) payable within thirty (30) days of the date on which Distributor achieves annual calendar year Net Sales for the Product of greater than $15 million CDN; and,

(g)	$[**](CDN) payable within thirty (30) days of the date on which Distributor achieves annual calendar year Net Sales for the Product of greater than $19 million CDN.

8.2	Transfer Price. Auxilium will provide Bayer, on an annual basis, the Transfer Price, supported by cost of goods components and assumptions, by October 31 of each calendar year, to be effective as of January 1 of the next upcoming calendar year. The Cost of Goods assumptions to be provided to Distributor shall include annual projections for volumes, component price increases and direct overhead changes. The Transfer Price as of the Effective Date shall be set at $[**] and the Cost of Goods components are set out in Schedule 4. In the event that the Cost of Goods for the Product changes significantly (+/- 10%), the Parties will begin good faith discussions to determine whether or not and to what extent, if at all, the Sample Cost and the Transfer Price should be amended to reflect such change in Auxilium’s costs. Auxilium shall not be permitted to increase

Transfer Price to the extent that any increase in Cost of Goods is due to changes in allocation methodology. In the event that there is a dispute as to the Transfer Price, such dispute shall be dealt with according to Section 18 herein. During the resolution of a dispute as to Transfer Price, the Transfer Price payable by Distributor shall be the Transfer Price that had been charged by Auxilium immediately prior to such dispute.

8.3	Flow-Through Payment. Distributor shall pay Auxilium a Flow-Through Payment equal to [**]% of Net Sales of Product in the Territory. After the Product has been sold in the United States for thirty-six (36) months from the date of launch in the United States (January 27, 2003), the Flow-Through Payment payable by the Distributor will be reduced to [**]% of Net Sales.

8.4	Payment Terms on Transfer Price and Samples. Except as otherwise specifically provided for herein, Distributor shall pay Auxilium within forty-five (45) days of receipt of Product and Samples. Payments not made within the forty-five (45) day period, or otherwise as specifically provided for herein, shall bear interest after the due date at the lesser of (i) the maximum rate allowed by law and (ii) the prime rate (as it may be set from time to time) set forth in the Wall Street Journal, plus two (2) percentage points. Unless otherwise requested by Auxilium, all payments shall be made by wire transfer and be in US dollars.

8.5	Payment Terms on Flow-Through Payments. Flow-Through Payments shall be paid within sixty (60) days of the last day of the Calendar Quarter in which Distributor sells Product. Such payment shall be accompanied by a report of sales of the Product for the quarter in the format requested by Auxilium. Payments not made within the sixty (60) day time period, or otherwise as specifically provided for herein, shall bear interest after the due date at the lesser of (i) the maximum rate allowed by law and (ii) the prime rate

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(as it may be set from time to time) set forth in the Wall Street Journal, plus two (2) percentage points. Unless otherwise requested by Auxilium, all payments shall be made by wire transfer and be in US dollars.

8.6	Failure to Pay. If Distributor fails to pay for Product or to make Milestone or Flow- Through Payments when due, Auxilium may suspend deliveries of the Product and notify Distributor in writing that deliveries have been suspended pending receipt by Auxilium of payment in full. If such failure to pay extends beyond ninety (90) days after notification by Auxilium, Auxilium may terminate this Agreement and/or Distributor’s right to be an exclusive Distributor without further notice and without prejudice to whatever rights or remedies Auxilium may have at law or in equity.

8.7	Audit.

8.7.1 Auxilium’s Right to Audit. Distributor shall keep adequate records in sufficient detail to enable the fees due from Distributor hereunder to be determined. Upon reasonable advance notice and during regular business hours, Auxilium shall be permitted to audit Distributor’s books and records with respect to the Product and Samples to ensure that the information provided to Auxilium by Distributor concerning Net Sales only is accurate. Any audits performed under this section shall be limited to ensuring that there has been accurate reporting by the Distributor of Net Sales of the Product in the Territory during a specified time period. Any audits conducted hereunder will be paid for by Auxilium; provided, however, that if an audit reveals that Distributor has underpaid fees to Auxilium by more than ten percent (10%), Distributor will be responsible for the cost of such audit.

8.7.2 Distributor’s Right to Audit. Auxilium shall keep adequate records in sufficient detail to enable the Transfer Price to be audited. Auxilium shall make such records available upon reasonable advance notice and during regular business hours, but not more frequently than once per year to enable an independent certified public accountant of Distributor’s selection, except one to whom Auxilium may have reasonable objection, to audit Auxilium’s books and records with respect to the Product and Samples to ensure that the information provided to Auxilium by Distributor concerning cost of goods as provided in accordance with Section 8.2 only is accurate. Any audits performed under this section shall be limited to ensuring that there has been accurate reporting by Auxilium of cost of goods of the Product during a specified time period. Any audits conducted hereunder will be paid for by Distributor.

8.8	Failure to Perform. In the event Distributor fails to meet the Minimum Purchase requirements for the Product in any Sales Year as set forth in Section 7.5, and provided that any such failure by the Distributor is not related in any way to the failure by Auxilium to deliver Product, Auxilium shall have the right to terminate this Agreement as provided for in Section 11.2.2.

8.9	Taxes. Value-added, sales, use or other taxes measured by sales or receipts are not included in the price shown and Distributor is responsible to pay all applicable taxes

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directly to taxing authorities and shall fully indemnify Auxilium for its failure to do so.

8.10	Withholding Tax. Pursuant to the Income Tax Act, Canada (the “Act”) and the Canada – United States Tax Convention (1980) (the “Treaty”), the Distributor is required to withhold tax on all Flow-Through Payment payments, as defined or understood in Act or Treaty, made to residents of a foreign country. Distributor shall therefore withhold the appropriate amount from all such payments due to Auxilium, remit this amount to the appropriate tax authority as required by law and provide Auxilium, on an annual basis, with proof of such remittance.

9.	Trademarks

9.1	Trademark. The Product will be marketed under Auxilium’s Trademark for such Product, to the extent permitted by law, and provided there is no mutually agreed upon conflict with language or custom. Auxilium shall be responsible for securing and for maintaining a registration for the Trademark in Canada.

9.2	Packaging and Promotional Materials. Distributor shall make no modifications, additions to or alterations to Product or Sample labels, package inserts, or other materials without the prior written approval of Auxilium. With respect to all packaging, labeling and inserts for use in the Territory, the Trademark, the Bayer HealthCare name and the Bayer Cross trademark shall be prominently featured. The Parties agree to meet, in a timely manner after the execution of this Agreement, to determine the design of the Product and Sample packaging.

9.3	Distributor Acquires No Rights. Distributor recognizes Auxilium’s right, title and interest in and to the Trademarks and Distributor shall not at any time do or suffer to be done any act or thing that would in any way impair Auxilium’s property rights therein. Distributor shall not acquire, nor shall Distributor claim, any right, title, or interest in the Trademarks by reason of Distributor’s performance of this Agreement or otherwise; the intention of the parties is that all use of the Trademarks shall at all times inure to the benefit of Auxilium. Distributor shall execute and deliver to Auxilium any and all documents that Auxilium may request to confirm in Auxilium all right title and interest in the Trademarks. Any registrations by Distributor of the Trademarks shall be subject to the prior written consent of Auxilium and shall be made on behalf of and in the name of Auxilium unless otherwise agreed in writing between the parties.

9.4	Quality Assurance. Auxilium reserves the right to inspect Distributor’s facilities and methods of handling the Product for quality assurance purposes. In the event that Auxilium has an issue with Distributor’s facilities or handling methods, the Parties acting reasonably will work together to address Auxilium’s concerns in a mutually agreeable manner.

9.5	Cooperation. Distributor shall cooperate with Auxilium in transferring any appropriate rights in connection with the Trademarks to Auxilium or its designee.

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10.	Independent Contractor

Distributor shall act solely as an independent contractor and nothing in this Agreement shall be construed to give Distributor the power or authority to act or contract for Auxilium. Distributor shall not use the Auxilium name or logo in a manner that might suggest Distributor is Auxilium’s agent. Distributor shall not use the Auxilium name or logo on its stationary, business cards, or advertising without the prior written consent of Auxilium. All uses of the Auxilium name or logo by Distributor must include a reference to the Distributor relationship and include Distributor’s name. In addition, Distributor shall not use the Auxilium name or logo in any shareholder reports, press releases or other communications with the media or analysts, without the prior written consent of Auxilium.

11.	Term and Termination

11.1	Term. This Agreement shall have a term of the life of patent protection (issued patents and pending patents) to the Product in the Territory, unless sooner terminated in accordance with this Agreement (the “Term”). The patents registered and pending in the Territory on the Product are set out in Schedule 1.

11.2	Termination. By Either Party. Either Party may terminate this Agreement, effective immediately upon receipt of written notice to the other Party, under the following circumstances:

(a)	By either Party if the other Party is in material breach or default with respect to any term or provision hereof and fails to cure the same within thirty (30) days of receipt of written notice of said breach or default; or

(b)	By either party if the other party is adjudged bankrupt, files or has filed against it any petition under any bankruptcy, insolvency or similar law, has a receiver appointed for its business or property, or makes a general assignment for the benefit of its creditors; or

(c)	By either Party where the right to terminate the Agreement is specifically provided for herein.

11.2.2	By Auxilium. Auxilium may terminate this Agreement, effective immediately upon receipt of written notice by Distributor, under the following circumstances:

(a)	In the event that Distributor does not Launch the Product in the Territory within thirty (30) days of the later of the receipt of the Marketing Authorization or receipt of Product from Auxilium; or

(b)	Subject to Section 8.8, in the event that Distributor fails to meet the Minimum Purchase requirements set forth; or

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(c)	In the event that Distributor acquires rights to or promotes, sells or markets a product that is competitive to the Product as provided for in Section 3.4.

11.2.3	By Distributor. Distributor may terminate this Agreement, effective immediately upon receipt of written notice by Auxilium, under the following circumstances:

(a)	In the event that Distributor is unable to Launch the Product in the Territory due to Auxilium’s failure to supply Product within sixty (60) days of the receipt of the Marketing Authorization; or

(b)	In the event that Marketing Authorization has not been obtained thirty (30) months after execution of the Agreement; or

(c)	In the event that the Marketing Authorization is withdrawn in the Territory for any reason; or

(d)	In the event that the Product patents are not enforceable in the Territory, with the result of no patent protection for the Product in the Territory.

11.3	Resulting Obligations. Upon termination or expiration of this Agreement:

11.3.1	Product.

(a)	In the event of termination by Auxilium, all rights to the Product shall revert to Auxilium free of charge and Distributor shall have no further rights with respect to the Product. Distributor shall, at Auxilium’s election, return, store or destroy (at Auxilium’s expense) any Product remaining in Distributor’s possession at the time of termination or expiration.

(b)	In the event of termination by Distributor Distributor shall be entitled to; (i) return all unsold Product and unused Samples to Auxilium at Auxilium’s expense and to receive a full refund of the Transfer Price paid to Auxilium for the Product and Samples returned by the Distributor, or (ii) continue to sell Product according to the terms of this Agreement until all inventory is sold or for six (6) months, whichever shall occur first.

11.3.2	Trademarks. Except as provided for in 11.3.1(b)(ii), Distributor shall terminate any use of the Trademarks and shall, at Auxilium’s election, either destroy or return to Auxilium at Distributor’s cost all literature, labels, or other materials, incorporating or bearing same. Distributor shall cooperate with Auxilium and execute any and all documents requested by Auxilium for the purpose of canceling any registered user or other rights with respect to the Trademarks that Distributor may have acquired in operating hereunder, or, at Auxilium’s election, in transferring such rights to Auxilium or its designee;

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11.3.3	Data. Except as provided for in 11.3.1(b) (ii), Distributor shall cease using all information and technical and other data provided by Auxilium relating to the Product, and shall, at Auxilium’s option, return to Auxilium or destroy all such data having physical form and all copies thereof, and shall continue to abide by its obligation of confidentiality set forth in Article 12 below;

11.3.4	Approvals. Except as provided for in 11.3.1(b) (ii), Distributor shall promptly assign or otherwise cause to be transferred to Auxilium, or Auxilium’s designee, all government registrations or approvals having to do with the Product that are in Distributor’s name and shall make no further use of the same.

11.3.5	Survival of Rights. All of the remedies provided for in this Section 11.3 are in addition to the other rights and remedies available to the Parties on termination and this Section 11.3 is not intended to limit any of those rights or remedies.

12.	Confidentiality

12.1	All information, whether in oral, written, graphic or electronic form, disclosed by either Party (“Disclosing Party”) to the other and/or any of its subsidiaries, subdivisions, parent companies, affiliates agents or consultants (“Receiving Party”), and all notes, documents and materials prepared by or for either Party which reflect, interpret, evaluate, include or are derived therefrom, shall be deemed to be “Confidential Information.” In particular, Confidential Information shall include, without limitation, any trade secret, proprietary information, invention, research and development work, work-in-process, technology, technique, know-how, design, specification, program, unpublished data, procedure (including operating procedures), computer software, data base or programming, idea, sample, strategy, budget, projection, development, process, formulation, method, guideline, policy, proposal, contract, test data or data file, or any engineering, manufacturing, marketing, servicing, financing, pricing, cost, profit, personnel or salary structure/ compensation information relating to the past, present or future operations, products, services, technology, sales, suppliers, clients, customers, employees, investigators, investors or business of Disclosing Party. In addition, “Confidential Information” includes any trade secrets, data (technical or non-technical) or confidential information relating to the past, present or future operations, organization, business, projects or finances of any third-party to which Disclosing Party owes a duty of confidentiality including, without limitation, the mere fact that Disclosing Party is or may be working with or for any client.

12.2	Receiving Party shall not use or disclose such Confidential Information to others (except its employees who reasonably require same for the purposes hereof and who are bound to it by a like obligation as to confidentiality) without the express written permission of Disclosing Party, except for Confidential Information that (i) can be demonstrated by written records to be known to Receiving Party from a source other than Disclosing Party at the time of receipt; or (ii) was subsequently otherwise legally acquired by Receiving Party from a third-party having an independent right to disclose the information; or (iii) is now or later becomes publicly known without breach of this Agreement by Receiving

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Party or any party that received such Confidential Information from Receiving Party.

12.3	Press Release. No public announcement or other disclosure by the parties concerning the existence of or terms of this Agreement shall be made, either directly or indirectly, by either party to this Agreement, without first obtaining the written approval of the other party and agreement upon the nature and text of such announcement or disclosure, such consent not to be unreasonably withheld. The party desiring to make any such public announcement or other disclosure shall inform the other party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, and shall provide the other party with a written copy thereof. Each party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this Agreement to any governmental or regulatory agencies, including requests for confidential treatment of proprietary information of either party included in any such disclosure.

13.	Warranties

13.1	Representations and Warranties of Auxilium. Auxilium makes the following covenants, representations and warranties to Distributor and does so in full understanding and acknowledgement that Distributor is relying on the said representations and warranties in concluding the present Agreement:

13.1.1	Status. Auxilium is a corporation organized and existing under the Laws of the State of Delaware, United States of America. No action has been taken by the directors, officers or shareholders of Auxilium to dissolve Auxilium. Auxilium has the corporate power and authority to enter into the present Agreement and to perform all its obligations hereunder.

13.1.2	All Necessary Proceedings. Auxilium has taken all necessary corporate actions and proceedings to enable it to enter into the present Agreement.

13.1.3	No Other Agreements for the Product. Auxilium has not made any written or oral agreement or undertaking with any other Person regarding the rights to sell the Product in Territory.

13.1.4	No Violation. Auxilium warrants that the execution, delivery and performance of this Agreement by it (1) does not and will not violate or conflict with any provision of law or any provision of its articles of incorporation or by-laws; and (2) does not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent under, or result in the creation of any lien, charge or encumbrance upon any of its property or assets pursuant to any material instrument or agreement to which it is a party or by which it or its properties may

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be bound or affected.

13.1.5	Compliance. Auxilium warrants that the Product shall meet Specifications and shall comply with Auxilium’s official labeling for the Product to the expiry date marked on the Product; provided, however, that such warranty shall not apply in the event the Product’s failure to meet Specifications and/ or non compliance with labeling is the result of improper handling and/or storage of the Product after delivery to Distributor. Auxilium further warrants that the Product manufactured by or for Auxilium shall comply with the GMP requirements of the Regulatory Authority. Auxilium represents and warrants that it will take all commercially reasonable actions necessary to obtain and to maintain the Marketing Authorization in the Territory during the Term.

13.1.6	Non-infringement. Auxilium represents and warrants that to the best of its knowledge, as of the Effective Date, (i) that there are no outstanding claims or allegations that the Product and/or Auxilium’s Trademark infringe upon any rights of a third Person and (ii) that the Product and Auxilium’s Trademark do not infringe upon any rights of a third Person. Auxilium represents and warrants that subject to legal and contractual limitations imposed upon Auxilium as the licensee of the patents it will take all commercially reasonable actions necessary to maintain patent protection for the Product in the Territory during the Term.

13.1.7	Intellectual Property Protection. Auxilium has not and will not knowingly or intentionally take any action, and will use its best efforts to assure that its Affiliates will not knowingly or intentionally take any action, during the term of the Agreement that could adversely affect the Intellectual Property covering the Product, including without limitation, the distinctiveness or value of the Trademarks. Auxilium represents and warrants that it will take all commercially reasonable actions necessary to register the Trademarks in the Territory, to maintain the registration and to defend the Trademarks during the Term.

13.1.8	Right to Grant Licenses. To Auxilium’s knowledge, Auxilium is the sole and exclusive owner or licensee of all Intellectual Property needed to market, distribute and sell the Product in the Territory in accordance with this Agreement. Auxilium has the full right, power and authority to grant the rights granted to Distributor hereunder, free and clear of any mortgage, lien or encumbrance.

13.1.9	Disclosure. Distributor has the right to use under this Agreement all Intellectual Property owned or controlled by Auxilium relating to the Product necessary for Distributor to perform its obligations under this Agreement.

13.2	Representations and Warranties of Distributor. Distributor makes the following covenants, representations and warranties to Auxilium and does so in full understanding and acknowledgement that Auxilium is relying on the said representations and warranties in concluding the present Agreement:

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13.2.1	Status. Distributor is a corporation organized and existing under the Laws of the Canada. No action has been taken by the directors, officers or shareholders of Distributor to dissolve Distributor. Distributor has the corporate power and authority to enter into the present Agreement and to perform all its obligations hereunder.

13.2.2	All Necessary Proceedings. Distributor has taken all necessary corporate actions and proceedings to enable it to enter into the present Agreement.

13.2.3	No Violation. Distributor warrants that the execution, delivery and performance of this Agreement by it (1) does not and will not violate or conflict with any provision of Law or any provision of its articles of incorporation or by-laws; and (2) does not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent under, or result in the creation of any lien, charge or encumbrance upon any of its property or assets pursuant to any material instrument or agreement to which it is a party or by which it or its properties may be bound or affected.

13.2.4	Compliance. Distributor warrants that it shall comply with all applicable laws in relation to the storage, handling, distribution and sale of the Product. Distributor warrants that, at all times, Product will be stored at Climate Zone II storage conditions [**]. Distributor shall not, and it shall cause its Affiliates not to, do anything that would adversely affect the reputation and goodwill of Auxilium or of its Affiliates or adversely affect the reputation of the Product or the Trademark.

13.2.5	Technical Know-How. Distributor represents that it has the necessary experience, know-how and personnel to enable it to comply with all applicable Laws governing the sale of the Product in the Territory.

13.3	THE WARRANTIES SET OUT ABOVE ARE THE ONLY WARRANTIES GIVEN BY EITHER PARTY AND ARE MADE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED. THERE IS NO OTHER CONDITION OR WARRANTY THAT PRODUCT SHALL BE MERCHANTABLE, OF SATISFACTORY QUALITY, FIT FOR ANY PARTICULAR PURPOSE, IN ACCORDANCE WITH ANY SAMPLE, AS DESCRIBED IN ANY LITERATURE, OR THAT ITS SALE OR USE DOES NOT INFRINGE THE RIGHTS OF OTHERS.

14.	Indemnification

14.1	Distributor. Distributor shall indemnify and hold Auxilium harmless from and against any and all loss, including without limitation court costs and reasonable attorneys’ fees and expenses regardless of outcome, arising out of any and all governmental or private actions (whether by insurers under rights of Distributor subrogation or otherwise) that are

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related in any way to (i) Distributor’s negligence or willful malfeasance; (ii) Distributor’s storage, handling, use, promotion, or sale of the Product; or (iii) to any claim of failure by Distributor to comply with legal and/or governmental regulatory requirements relating to the Product, except if, and to the extent that, any such loss is related in any way to the negligence or willful malfeasance of Auxilium.

14.2	Auxilium. Auxilium shall indemnify and hold Distributor harmless from and against any and all loss, including, without limitation, court costs and reasonable attorneys’ fees and expenses regardless of outcome, arising out of any and all governmental or private actions based upon (i) a failure of the Product to meet the Specifications up to the expiry date marked on the Product, except where such failure is caused by improper storage and or handling of the Product after delivery to Distributor’s Warehouse or (ii) the quality of the Product or the proper and intended use of the Product, or (iii) alleged Product patent or Trademark infringement, except if, and to the extent that, any such loss is related in any way to the negligence or willful malfeasance of the Distributor.

14.3	Notice of Claim to Indemnification. In the event of any claim being made against a party hereto (the “Indemnified Party”) for which the other party (the “Indemnifying Party”) has agreed to indemnify the Indemnified Party pursuant to this Article 14, the Indemnifying Party shall be promptly notified thereof and the Indemnifying Party may, in its discretion and at any time, assume and control all negotiations for the settlement of the same and any litigation (including, but not limited to, the defense of any claim) that may arise therefrom regardless of whether it is the Indemnified Party or the Indemnifying Party. The Indemnified Party shall provide such assistance with respect to any settlement or litigation efforts by the Indemnifying Party as the Indemnifying Party may reasonably request. Subject to the other provisions of this Article 14, the Indemnifying Party may, at its sole expense, participate in the defense of any claim hereunder with counsel of its own choice.

14.4	Limitations. DISTRIBUTOR AND AUXILIUM EACH AGREE THAT IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (WHETHER IN CONTRACT OR IN TORT).

15.	Insurance

15.1	Distributor Insurance. Upon obtaining Marketing Authorization for the Product in the Territory and during the entire remaining term of this Agreement and for a period of three (3) years thereafter, Distributor, at its sole expense shall maintain a policy of self-insurance or a policy in full force and effect with an insurance company or companies having A. M. Best Rating of an “A-: Class VII” or better, commercial general liability insurance, including personal injury, blanket contractual liability and broad form property damage, with a five million dollar ($5,000,000) combined single limit per occurrence

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and Product Liability insurance, in the amount of five million dollars ($5,000,000) per each occurrence and in the general aggregate. Within thirty (30) days of obtaining Marketing Authorization for the Product in the Territory, Distributor shall provide to Auxilium a certificate of insurance indicating that such obligations have been satisfied.

15.2	Auxilium Insurance. Upon obtaining Marketing Authorization for the Product in the Territory and during the entire remaining term of this Agreement and for a period of three (3) years thereafter, Auxilium, at its sole expense shall maintain in full force and effect with an insurance company or companies having A. M. Best Rating of an “A-: Class VII” or better commercial general liability insurance, including personal injury, blanket contractual liability and broad form property damage, with a five million dollar ($5,000,000) combined single limit per occurrence and Product Liability insurance, in the amount of five million dollars ($5,000,000) per each occurrence and in the general aggregate. Auxilium shall designate Distributor and its Affiliates as “additional insureds” under all insurance policies referenced in this Section. Within thirty (30) days of obtaining Marketing Authorization for the Product in the Territory, Auxilium shall provide to Distributor a certificate of insurance indicating that such obligations have been satisfied.

16.	Force Majeure

Neither party shall be liable for any delay or default in such party’s performance hereunder if such default or delay is caused by events beyond such party’s control including, but not limited to, acts of God, war or insurrection, civil unrest, disease or calamity affecting the strain used in the production of Product, earthquake, fire, flood or storm, labor disturbances or epidemic. An event of Force Majeure shall have no effect on Distributor’s obligation to pay for Product already delivered as required by this Agreement.

In the event that either Party is forced to rely on this section due to an event of Force Majeure, the Parties agree that, after the event of Force Majeure has ended, they will meet to discuss any issues with the Agreement resulting from the Force Majeure and that the Parties will negotiate in good faith to resolve any such issues. Should an event Force Majeure continue for more than six (6) months, the Party not relying on this Section shall have the right to terminate this Agreement by giving thirty (30) days written notice to the other Party of its intent to terminate.

17.	Successors in Interest

17.1	Neither Party may assign this Agreement or any rights hereunder or delegate the performance of any duties hereunder without the prior written approval of the other party, which approval shall not be unreasonably delayed or withheld; provided, however, that without such consent either party may assign this Agreement to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets, stock or

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business, or its merger, consolidation or combination with or into another entity or acquisition of another entity. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

17.2	Notwithstanding Section. 17.1, in the event that this Agreement is transferred or sold with all or substantially all of a Party’s assets, stock or business, or that Party is merged, consolidated or combined with or into another entity or acquires another entity as provided for in Section. 17.1, and (a) that entity holds the rights to a competing product, as that term is defined in Section. 3.4; or, (b) the other Party acting reasonably cannot continue in this contractual relationship with this new entity,, then either Party has three (3) months to give notice to the other Party of its intent to terminate the Agreement, such termination to be effective sixty (60) days after receipt of notice of termination.

18.	Dispute Resolution

Except with respect to disputes or claims for injunctive relief arising out of Sections 9 and 12 of this Agreement or relating to either Party’s proprietary rights, any dispute, controversy or claim arising out of or relating to this Agreement, or the breach or termination thereof, shall be settled as follows:

18.1	Reference to Executives. In the event of a significant controversy, claim, or dispute arising out of or relating to this Agreement or any significant breach thereof (hereinafter collectively referred to as a “Dispute”), the Parties agree that the Dispute shall be described in writing by one or both of the Parties and copies of the description shall be sent to Phil Blake, President and CEO, Bayer Inc., and to Geraldine Henwood, President and CEO, Auxilium Pharmaceuticals, Inc. The executives will then have fifteen (15) days from receipt of such Dispute description to attempt in good faith to resolve the Dispute. In the event the Dispute is not resolved within this fifteen (15) day time period, then either Party can proceed to mediation of the Dispute, as described in section 18.2.

18.2	Mediation. The Parties shall then attempt in good faith to resolve any significant controversy, claim, or dispute arising out of or relating to this Agreement or any significant breach thereof through mediation with a mutually agreed mediator. If the mediation of such Dispute does not commence within thirty (30) days (or such other period of time mutually agreed upon by the Parties) of the receipt of a written request for such mediation by the other Party, or if the Dispute is not resolved within thirty (30) days (or such other period of time mutually agreed upon by the Parties) of commencing such mediation, or if the Party against which a claim has been asserted refuses to attend such mediation, or the Parties are unable to agree upon a mediator, then either Party may proceed to litigation, as provided for in section 18.3.

18.3	Litigation. Only in the event that a Dispute is not resolved through mediation, as provided above, may the Parties resort to litigation. In the case where Bayer is the Party

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initiating litigation, the litigation shall be filed and shall take place in Norristown, Pennsylvania, USA or in the United States District Court for the Eastern District of Pennsylvania, Philadelphia, Pennsylvania, USA. In the case where Auxilium is the Party initiating litigation, the litigation shall be filed and shall take place in Toronto, Ontario, Canada. The law of the state of Delaware shall apply to any litigation initiated under this Agreement (regardless of its or any other jurisdiction’s choice of law principles).

19.	Notice

Any notice required or permitted to be given hereunder shall be deemed sufficient if sent by facsimile letter or overnight courier, or delivered by hand to Auxilium or Distributor at the respective addresses set forth below or at such other address as either party hereto may designate. If sent by facsimile letter, notice shall be deemed given when the transmission is completed if the sender has a confirmed transmission report. If a confirmed transmission report does not exist, then the notice will be deemed given when the notice is actually received by the person to whom it is sent. If delivered by overnight courier, notice shall be deemed given when it has been signed for. If delivered by hand, notice shall be deemed given when received.

All notices to Auxilium shall be addressed as follows:

Auxilium Pharmaceuticals, Inc.

160 W. Germantown Pike

Norristown, PA 19401

Attention: President (fax: 610-279-8205)

cc: General Counsel (fax: 610-279-8205)

All notices to Distributor shall be addressed as follows:

Bayer Inc.

77 Belfield Road

Toronto, ON M5M 1Z8

Attention: President (fax: 416-248-6768)

cc: General Counsel (fax: 416-240-5426)

20.	Survival

The provisions of Sections 9.5 and 11.3, and Sections 6, 12, 13, 14, 15, 18, 19 and this Section 20 shall survive expiration or termination of this Agreement.

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21.	Additional Terms

21.1	Entire Agreement. This Agreement, together with the Schedules attached hereto, constitutes the entire understanding between the parties with respect to the Product, and supersedes and replaces all previous negotiations, understandings, representations, writings, and contract provisions and rights relating to the subject matter hereof. The parties agree that all supply and distribution of the Product hereunder shall be subject to and governed by the terms and provisions set forth herein, and none of the terms and conditions contained on any purchase or order form, invoice, or other writing, shall change the provisions of this Agreement unless it is signed and delivered by both parties and it clearly indicates that the parties intend to vary the terms hereof.

21.2	Amendments; No Waiver. No provision of this Agreement may be amended, revoked or waived except by writing signed and delivered by an authorized officer of each party. Any waiver on the part of either party of any breach or any right or interest hereunder shall not imply the waiver of any subsequent breach or waiver of any other right or interest.

21.3	Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

21.4	Headings. The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning of or interpretation of this Agreement.

21.5	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

** CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives.

Auxilium Pharmaceuticals, Inc.		Bayer Inc.

By:	/s/ Geraldine Henwood	By:	/s/ Phil Blake
	Geraldine A. Henwood, CEO		Phil Blake, President

Date:	29th December, 2003	Date:	December 29, 2003

		By:	/s/ T. Tithecott

		Date:	December 29. 2003

** CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

Schedule 1 Patents

Canadian Patent

Patent Number—1,312,281

Grant Date—January 5, 1993

Expiration Date—January 5, 2010

PCT Patent Application

International Application Number—PCT/US03/12235

International Filing Date—April 21, 2003

Priority Date—April 19, 2002

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

SCHEDULE 2:

Testim ® 1% Gel (testosterone)

Proposed Finished Product Release Specifications for NDS*

ATTRIBUTES	Release Specification
Description	A clear to translucent gel with an alcoholic/musk odor with [**]
pH	[**]
Viscosity, at [**]	[**]
Ethanol [**]	[**]
Microbial Limit Test	[**]
Fill weight of individual tubes**	[**] gel per tube
Testosterone I.D. [**]	[**]
Testosterone [**] Assay	[**]
Content Uniformity [**]	Meets requirements of [**]
Pentadecalactone [**]	[**]

**	Determined from in-process testing

Note: Microbial Limit Test and Content Uniformity Specifications also meet USP requirements.

*Note: These specifications are directly from the [**]

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

Schedule 3:

Auxilium/Bayer Technical Agreement

R = Responsible, A = Approve, C = Copy

Quality Assurance/Control	Auxilium	Bayer	Third Party (Auxilium)
Procedures for Management of Lot Release	R*	R*
ID testing, each lot exported to Canada		R
Annual confirmatory testing to release specification on samples after receipt in Canada and provide Bayer with results	R	C
Annual stability update and provide to Bayer	R	C
GMP inspection documentation (current) held by third party

Includes the following:

1.   Raw Material Specifications

2.   Packaging Material Specification

3.   Finished Product Specification

4.   Master Formula including manufacturing procedures

5.   Sampling procedure

6.   Critical SOP’s (this is not well defines)

	R		C

7.   On-going Stability Protocol and Summary updated annually

8.   Process (Manufacturing and Packaging) Validation Summary and Protocol

9.   Cleaning Validation Protocol and Summary

10. 1 completed Manufacturing Batch Record per year

Certificate of Analysis and Certificate of Manufacture for each lot	R	C
Copy for all labeling	R	A, C of final
Proof of GMP Compliance (as requested)	R	C

Pharmacovigilance		Auxilium	Bayer
Procedures for Adverse Event (AE) Management		R*	R
Master database of adverse events		R
Signal detection and labeling changes		R	C
AE’s Reported within Canada
Primary responsibilities for AE receipt follow-up review		C	R
Provide Auxilium information on Expedited AE within 1-3 days
Submission of Expedited AE to Canadian Reg. Authorities		R	C
Provide Auxilium with information on non-expedited AE’s on a weekly basis			R
* Both parties will ensure that the content of the procedures are mutually agreed upon.

		Auxilium	Bayer
AE’s Reported outside Canada
Provide a copy of serious, unexpected AE reports outside of Canada simultaneously to Bayer upon submission to Health Canada		R
PSUR
Preparation of Canadian PSUR		R
Review of Canadian PSUR			R
Submission of PSUR		R

Product Complaints
Procedures for managing product complaints		R	R
Receipt follow-up on product compliant			R
Forward Product Compliant to Auxilium Pharmaceuticals, Inc.			R
Evaluation of Product Compliant		R
Conclusions provided to Bayer for technical product complaints and or when a response back to the reporter (customer) is required		R	C
Annually summarize Canadian product complaints and provide to Bayer		R	C
Response to Customer			R

Medical Information
Provide Bayer with all Auxilium published literature		R
Assist with training Bayer Medical Information Group		R
Management of professional and consumer inquiries from within Canada			R

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

Schedule 4: Cost of Goods Components

Material Requirement & Standard Costs
Auxilium Testim Testosterone Gel—NDC# 66887-001-05

Description	2003 Costs
PACKAGING COMPONENTS	$ [**]
CHEMICALS	$ [**]

Total Inventory	$ [**]

Contract Manufacturing Fee	$ [**]

Contract Lab Testing	$ [**]
Purchasing Agent Fees	$ [**]
International Freight Charges	$ [**]
Overhead	$ [**]
Product Liability Insurance	$ [**]

Total Cost Per Tube	$ [**]

Total Cost Per 30—Pack	$ [**]

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.